                                                                       EXHIBIT 2

                              ELEVENTH AMENDMENT
                          TO NOTE PURCHASE AGREEMENT


     This ELEVENTH AMENDMENT TO NOTE PURCHASE AGREEMENT (this "ELEVENTH AMENDMENT") is dated as of March 25, 1997 and entered into by and among Alliance Imaging, Inc., a Delaware corporation (the "COMPANY"), General Electric Company, a New York corporation acting through GE Medical Systems ("GE"), and DVI Financial Services Inc. ("DVI" and, together with GE, the "HOLDERS"), and is made with reference to that certain Note Purchase Agreement dated as of April 14, 1989, as amended by that certain First Amendment to Note Purchase Agreement dated as of September 20, 1990, that certain Second Amendment to Note Purchase Agreement dated as of June 3, 1991, that certain Third Amendment to Note Purchase Agreement dated as of December 1, 1991, that certain Fourth Amendment to Note Purchase Agreement dated as of December 31, 1992, that certain Fifth Amendment to Note Purchase Agreement dated as of June 30, 1993, that certain Sixth Amendment to Note Purchase Agreement dated as of March 18, 1994, that certain Seventh Amendment to Note Purchase Agreement dated as of December 31, 1994, that certain Eighth Amendment to Note Purchase Agreement dated as of December 31, 1994, that certain Ninth Amendment to Note Purchase Agreement dated as of April 15, 1996, that certain Tenth Amendment to Note Purchase Agreement dated as of November 6, 1996 (the "TENTH AMENDMENT"), and those certain letter agreements dated April 25, 1995 concerning Atlantic/Gulf Imaging, Inc. and dated June 28, 1996 concerning Sun MRI Services, Inc. (as so amended, the "NOTE PURCHASE AGREEMENT"), by and among the Company and previous holders and, in the case of the Tenth Amendment, the Holders, of the Notes. Capitalized terms used herein without definition shall have the same meanings herein as set forth in the Note Purchase Agreement.

                                    RECITALS

     WHEREAS, the Company and GE desire to amend the Note Purchase Agreement and GE's Notes, as they relate to the Company and GE only (and not as they relate to DVI), to permit the conversion of such Notes into shares of the Company's Series E Preferred Stock (as defined below), on the terms and conditions as set forth below; and

     WHEREAS, the Company and the Holders desire to amend certain covenants and definitions in the Note Purchase Agreement;

     NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the applicable parties hereto (as specified below) agree as follows:

     SECTION 1.  CONVERSION OF GE'S NOTES

     The Company and GE (including, for all purposes of this Section 1, GE's Affiliates, as such term is defined in that certain Bridge Loan Agreement, dated as of December 31, 1996, between the Company and GE), and not DVI, which is not a party to the agreements contained in this Section 1, agree as follows:

     1.1  CONVERSION OF NOTES.  GE shall have the right, at its option, at any
          -------------------
time from and after January 1, 1998, to convert, subject to the terms and provisions of this Section 1, all or any portion of the face amount of its Notes into such number of fully paid and non-assessable shares of the Company's Series E Preferred Stock, with the rights and privileges as set forth in the attached
Exhibit 1 (the "SERIES E PREFERRED STOCK"), as results from dividing (i) the Notional Amount (as defined below) corresponding to the face amount of the Notes to be converted, by (ii) the Face Amount (as defined in the Series E Preferred Stock) of the Series E Preferred Stock. For purposes of this Eleventh Amendment, with respect to the Notes, "Notional Amount" shall mean the principal amount of a note (the "NOTIONAL OBLIGATION") in the initial notional principal amount of $9,000,000 as of November 6, 1996 bearing an annual interest rate of 10.00%, compounded monthly, that would remain unpaid as of the Notes Conversion Date (as defined below) if all payments actually made under the Notes to the Holder after November 6, 1996 through the Notes Conversion Date, including payments of both interest and principal, were applied to the Notional Obligation, applying such payments first to interest on the Notional Obligation and then to principal of the Notional Obligation, with negative amortization reflected, if applicable. Such conversion shall be deemed to have been made at the close of business on the date that a Note or Notes representing the Notional Amount of Notes to be converted shall have been surrendered for conversion (it being understood that each dollar in Notional Amount of Notes is represented by a principal amount of Notes equal to the result of dividing (x) the number 1, by
(y) the ratio of the aggregate remaining Notional Amount of the Notes to the aggregate remaining face amount of the Notes at the Notes Conversion Date, as such remaining face amount is calculated from time to time in accordance with the provisions of the Note Purchase Agreement) and written notice shall have been received as provided in Section 1.2 (the "NOTES CONVERSION DATE"), so that the person or persons entitled to receive the shares of Series E Preferred Stock upon conversion of the Notes shall be treated for all purposes as having become the record holder or holder of such shares of Series E Preferred Stock at such time.

     1.2  NOTICE TO COMPANY.  In order to convert all or any portion of its
          -----------------
Notes into shares of Series E Preferred Stock, GE shall deliver the Notes to be converted to the Company at its principal office, together with written notice that it elects to convert those Notes into shares of Series E Preferred Stock in accordance with the provisions of this Section 1. Such notice shall specify the amount of Notes to be converted and the name or names in which GE wishes the certificates for shares of Series E Preferred Stock to be registered, together with the address or addresses of the person or persons so named, and, if so required by the Company, be accompanied by a written instrument or instruments of transfer in form satisfactory to the Company, duly executed by GE or by its attorney duly authorized in writing.

     1.3  DELIVERY OF CERTIFICATE.  As promptly as practicable after the
          -----------------------
surrender as hereinabove provided of Notes for conversion into shares of Series E Preferred Stock, the Company shall deliver or cause to be delivered GE, or GE's designees, certificates representing the number of fully paid and non-assessable shares of Series E Preferred Stock into which the Notes are entitled to be converted, together with a cash adjustment in respect of any fraction of a share to which GE shall be entitled (as provided below), and, if less than the entire face amount of a Note surrendered is to be converted, a new Note for the balance of the Note not so converted. So long as any Notes remain unpaid, the Company shall not close its Series E Preferred Stock transfer books. The issuance of certificates for shares of Series E Preferred Stock upon the conversion of Notes shall be made without charge to GE for any tax in respect of the issuance of such certificates (other than any tax if the shares of Series E Preferred Stock are to be registered in a name different from that of the registered holder of the Note).

     1.4  FRACTIONAL SHARES.  No fractional shares of Series E Preferred Stock
          -----------------
or scrip representing fractional shares of Series E Preferred Stock shall be issued upon any conversion of any Notes, but, in lieu thereof, there shall be paid an amount in cash equal to the Market Price (as defined in the Series E Preferred Stock) of the number shares of Common Stock into which such fraction of a share of Series E Preferred Stock would be otherwise convertible into according to the terms of the Series E Preferred Stock with any resulting fractions of Common Stock being paid cash in accordance with the Series E Preferred provisions pertaining to fractional shares.

     1.5  RESERVATION OF SHARES.  The Company shall at all times reserve and
          ---------------------
keep available out of its authorized but unissued shares of Series E Preferred Stock, solely for the purpose of effecting the conversion of Notes, the full number of whole shares of Series E Preferred Stock then deliverable upon the conversion of all the Notes. The Company shall take at all times such corporate action as shall be necessary in order that the Company may validly and legally issue fully paid and non-assessable shares of Series E Preferred Stock upon the conversion of the Notes in accordance with the provisions of this Section 1.

     1.6  RETIREMENT OF NOTES.  Any Notes converted pursuant to the provisions
          -------------------
of this Section 1 shall be deemed retired, repaid and fully satisfied.

     1.7  RIGHTS AS EQUITY HOLDER.  GE shall not be entitled to any rights as a
          -----------------------
stockholder of the Company pursuant to the Note Purchase Agreement until, and to the extent that, the Notes have been converted into shares of Series E Preferred Stock in accordance with the provisions hereof.

     1.8  NOTES.  GE's Notes shall be restated to reflect the provisions of this
          -----
Section 1 in substantially the form attached as Exhibit 2.

     1.9  TRANSFERABILITY.  The conversion rights provided by this Section 1 of
          ---------------
this Eleventh Amendment may be exercised only by GE or one or more Affiliates (as defined above) of GE and no other transferee or assignee of the Note may convert the Note into Series E Preferred Stock, or any other securities of the Company, pursuant to this Eleventh Amendment or otherwise.

     SECTION 2.  AMENDMENTS TO NOTE PURCHASE AGREEMENT

     The Company and the Holders agree as follows:

     2.1  NEGATIVE AND MAINTENANCE COVENANTS.
          ----------------------------------

     (a) The words "and the Debentures" is deleted from clause (ii) of Section 10.01(a) of the Note Purchase Agreement.

     (b)  Section 10.02:

          (i) Subsection 10.02(e) of the Note Purchase Agreement is hereby amended by deleting it in its entirety and substituting the following therefor:

     "(e) Subject to the limitations set forth in Section 10.03(d) hereof, any Lien created to secure any Indebtedness incurred or assumed to pay all or any part of the purchase price of property acquired by the Company or a Subsidiary after December 31, 1994 (or created to secure Indebtedness incurred to finance equipment pursuant to Section 10.03(d) hereof); provided, that (i) any such Lien shall be confined solely to the item or
     --------
     items of property so acquired or currently owned, (the "Financed Equipment") and any property that is an improvement to or upgrade of or acquired for specific use in connection with such Financed Equipment; provided, however, that in the case of an MRI Unit or a CT Unit
                --------  -------
     (collectively, "Units") currently owned by the Company or a Subsidiary that is, at the time of acquisition of a newly-acquired Unit, subject to a Lien in favor of the same secured party financing the purchase price of the newly-acquired Unit, such Lien securing the indebtedness relating to the newly-acquired Unit may extend to the currently-owned Unit and such
     Lien securing the Indebtedness relating to the currently-owned Unit may extend to the newly-acquired Unit; provided, further, that notwithstanding
                                        --------  -------
     the immediately preceding proviso no Lien under this Section 10.02(e) shall extend to any Unit as to which the purchase price is paid in full and there is outstanding no Indebtedness incurred to finance such purchase price, it being understood that the cross-collateralization permitted by the immediately preceding proviso shall immediately cease and terminate as to any Unit upon payment of the purchase price (or related purchase money Indebtedness) of such Unit; and (ii) in the case of newly-acquired Financed Equipment, any such Lien shall be created within six (6) months after the acquisition thereof."

          (ii) Subsection 10.02(j) of the Note Purchase Agreement is hereby amended by deleting it in its entirety and substituting the following therefor:

     "(j) Any Lien created to secure Indebtedness incurred to finance equipment pursuant to the terms of Section 10.03(d) hereof;"

          (iii) Subsection 10.02(k) of the Note Purchase Agreement is hereby amended by deleting it in its entirety and substituting the following therefor:

     "(k) Any extension, renewal or replacement (or successive extensions, renewals or replacements), in whole or in part, of (a) through (j) above, so long as the outstanding principal amount of the Indebtedness secured by such Lien at the time of such extension, renewal or replacement is not increased, nor the periodic debt service payment (principal and interest) payable with respect thereto increased, and the renewed or extended Lien does not cover any property which is not covered by the existing Lien renewed or extended thereby."


     (c)  Section 10.03:

          (i) Clause (a) of Section 10.03 of the Note Purchase Agreement is hereby amended by deleting it in its entirety and substituting the following therefor:

     "(a) The Company may become and remain liable with respect to Indebtedness for working capital purposes under the Working Capital Facility as provided for in Section 9.06 hereof or any renewal, extension or replacement thereof, provided that the indebtedness thereunder does not at any time exceed 75% of the net accounts receivable of the Company (determined in accordance with GAAP) and the terms and conditions thereof are not, in the aggregate, materially more burdensome than under the preexisting Working Capital Facility and reflect current market conditions;"

          (ii) The words "and the subordinated Debentures" are deleted from clause (b) of Section 10.03 of the Note Purchase Agreement.


          (iii) Clause (d) of Section 10.03 of the Note Purchase Agreement is hereby amended by deleting it in its entirety and substituting the following therefor:

     "(d) Subject to the limitations on incurrence of Capital Expenditures set forth in Section 10.08 hereof, the Company or any Subsidiary may become and remain liable with respect to Indebtedness incurred to acquire equipment (including CT Scanners and MRI Units and related additions, parts and improvements)."

          (iv) Clause (f) of Section 10.03 of the Note Purchase Agreement is hereby amended by deleting it in its entirety and substituting the following therefor:

     "(f) Any Subsidiary may become and remain liable with respect for Debt for Money Borrowed of such Subsidiary owing to the Company or to a Wholly-Owned Subsidiary consisting of (i) Indebtedness arising out of an Investment by the Company or such Wholly-Owned Subsidiary as permitted by Section 10.04(a) through (c) or (ii) intercompany operating advances incurred in the ordinary course of business.

          (v) Clause (h) of Section 10.03 of the Note Purchase Agreement is hereby amended by deleting it in its entirety and substituting the following therefor:

     "(h) Indebtedness which is a renewal, extension or replacement of existing Indebtedness permitted under this Section 10.03; provided that the principal amount of such Indebtedness is less than or equal to the principal amount outstanding immediately prior to such renewal, extension or replacement and that the periodic debt payment with respect thereto is less than or equal to the periodic debt payment currently payable with respect to such Indebtedness."

     (d) Section 10.04 of the Note Purchase Agreement is hereby amended by deleting it in its entirety and substituting the following therefor:

     "Investments.  The Company will not, and will not permit any of its
      -----------
     Subsidiaries to, make any Investments other than the following: (a) capital contributions and funded loans to any Subsidiary, and any partnership or other joint venture (including a corporate joint venture);

     provided that the aggregate outstanding amount of all Investments made
     --------
     pursuant to this clause (a) does not exceed $5,000,000 at any time; (b) loans and advances to employees in the ordinary course of business for a proper corporate purpose not to exceed $250,000 in the aggregate at any time outstanding (excluding notes received from option holders in payment of the exercise price of stock options issued pursuant to a stock option plan of the Company approved by the Company's Board of Directors); (c) Investments with respect to hedging the Company's exposure to foreign currency fluctuations to the extent that the Company has sales denominated in such foreign currency; (d) Investments in Interest Rate Protection Agreements; (e) short-term operating advances described in Section 10.03(f)(ii), to the extent such advances constitute Investments; and (f) Investments where the consideration paid by the Company consists of equity securities of the Company, to the extent that consideration was or is paid in that form. For purposes of computing the amount subject to the $5,000,000 limitation in clause (a) above, (I) there shall be excluded Investments where the consideration paid by the Company consists of equity securities of the Company, to the extent that consideration was or is paid in that form, and (II) there shall be included Investments made only from and after the

     Effective Date of the Tenth Amendment and not Investments made prior thereto. "

     (e) Section 10.08 of the Note Purchase Agreement is hereby amended by deleting it in its entirety and substituting the following therefor:

     "Capital Expenditures.  The Company will not, and will not permit any of
      --------------------
     its Subsidiaries to, make Capital Expenditures, unless, after including such Capital Expenditures in the aggregate amount of Capital Expenditures incurred by the Company and its Subsidiaries during the current Fiscal Year, the aggregate Capital Expenditures for such Fiscal Year do not exceed an amount equal to $30,000,000 plus the Capital Expenditure Adjustment Amount; provided; however, that the Company or any of its Subsidiaries may
             --------  -------
     dispose of equipment and within 180 days purchase replacement equipment with only the net incremental amount being deemed to be a Capital Expenditure; provided, further, that to the extent the Company receives
                  --------  -------
     credit against the purchase price of newly-acquired equipment as a result of a trade-in of currently-owned equipment, the amount of such credit shall not be included in determining the amount of Capital Expenditures permitted to be incurred hereunder; and provided, further, that if the amount of
                                   --------  -------
     permitted Capital Expenditures for any Fiscal Year is not fully utilized, then the unutilized portion (up to 50% of the permitted amount for such Fiscal Year) may be carried forward and made in the following Fiscal Year, in addition to the amount otherwise permitted for such following Fiscal Year."

     (f) The last sentence of Section 10.10 of the Note Purchase Agreement is deleted.

     (g) The second paragraph of Section 10.12 of the Note Purchase Agreement is hereby amended by deleting it in its entirety and substituting the following therefor:

     "Notwithstanding the foregoing, the Company or a Subsidiary may make any such disposition and the properties involved in any such disposition shall be excluded from the foregoing computation set forth in (i) above if within one hundred eighty (180) days after such disposition the Company or Subsidiary reinvests the proceeds in assets substantially similar to those which are disposed of, or applies the net proceeds (after deducting direct costs and expenses incurred as a result of such disposition and discharging any underlying debt which is secured by such property) to the prepayment or redemption of the Secured Obligations or the Notes or other Indebtedness of the Company, or retains the proceeds in cash or cash-equivalent investments; provided, further, that the aggregate net book
                             --------  -------
     value of properties disposed of under this Section 10.12 the net proceeds of which are so applied shall not exceed the greater of $10,000,000 or fifteen percent (15%) of the net book value of the then existing MRI Units."

     (h) Clause (b) of Section 10.13 of the Note Purchase Agreement is deleted.

     (i) The parenthetical phrase "(excluding for this purpose lease payment obligations with respect to the lease of premises by Woodward Park Imaging)" is deleted from Section 10.14 of the Note Purchase Agreement.

     (j) The word "diagnostic" is deleted from the last sentence of Section
10.14 of the Note Purchase Agreement, and the words "and related trailers or buildings and related improvements" are added after the word "equipment" at the end of such sentence.

     2.2 FINANCIAL INFORMATION AND REPORTING. The words "in duplicate" are deleted from the first paragraph of Section 7 of the Note Purchase Agreement.

     2.3  DEFINITIONS

     (i) The following definitions are added to Section 11.01 of the Note Purchase Agreement:

          "Capital Expenditure Adjustment Amount" shall mean, for any Capital Expenditure Period corresponding to a capital raising transaction described in clause (i) following, the positive amount, if any, of (i) net cash proceeds from issuances of Common Stock or other securities convertible into Common Stock or other non-redeemable equity securities of the Company minus (ii) cash expended during such Capital Expenditure Period by the Company or its Majority-Owned Subsidiaries in connection with business acquisitions (including without limitation acquisitions of substantially all of the assets of a Person permitted under this Agreement); provided, however, that any cash expenditures
                       -----------------
constituting Capital Expenditures for such Capital Expenditure Period that are already included in the calculation of the total amount of Capital Expenditures for such Capital Expenditure Period for purposes of determining compliance with
Section 10.08 hereof (without considering the Capital Expenditure Adjustment Amount) shall only be included once in such total amount, regardless of whether such Capital Expenditures arise in connection with a business acquisition. If the Company could properly include a Capital Expenditure within the general limitation under Section 10.08 hereof and/or under an available Capital Expenditure Adjustment Amount, the Company shall be entitled in its discretion to select the allocation of such Capital Expenditure. To the extent that amounts expended are included under clause (ii) of the foregoing definition, such amounts shall be deducted from the amount described in clause (i) on a chronological basis (i.e., the first such amount
                                                  ----
deducted will be the first of such amounts expended, and so on).

          "Capital Expenditure Period" means, with respect to each capital raising transaction described in clause (i) of the definition of Capital Expenditure Adjustment Amount, the two-year period beginning with the date that net proceeds with respect to such transaction are received by the Company.

     (ii) The definition of "Fiscal Year" in Section 11.01 of the Note Purchase Agreement is deleted and replaced with the following definition:

          "Fiscal Year" shall mean the fiscal year of the Company, which shall be the twelve (12) month period ending on December 31 in each year or such other period as the Board of Directors of the Company may adopt."

     (iii) The definitions of "Consolidated Net Tangible Assets," "Consolidated Operating Income Before Depreciation," "Current Equipment Obligations," "Currently Owned-Equipment," and "Permitted Investments" in Section 11.01 of the Note Purchase Agreement are deleted.

     SECTION 3.  CONSIDERATION FOR AMENDMENT

     As partial consideration for entering into this Eleventh Amendment, the Company, concurrently with the execution hereof, is entering into certain transactions with GE pursuant to a Stock Purchase Agreement of even date herewith, the consummation of which transactions the Holders hereby acknowledge and agree will be beneficial to the Holders and, accordingly, provide the Holders with sufficient consideration for entering into this Eleventh Amendment.

     SECTION 4.   MISCELLANEOUS

     4.1  REFERENCE TO AND EFFECT ON THE NOTE PURCHASE AGREEMENT.
          -------------------------------------------------------

          (i) On and after the date of this Eleventh Amendment, each reference in the Note Purchase Agreement to "this Agreement", "hereunder", "hereof", "herein" or words of like import referring to the Note Purchase Agreement, and each reference in any other related documents to the "Note Purchase Agreement", "thereunder", "thereof" or words of like import referring to the Note Purchase Agreement shall mean and be a reference to the Note Purchase Agreement as amended to give effect to the Eleventh Amendment.

          (ii) Except as specifically amended by this Eleventh Amendment, the Note Purchase Agreement shall remain in full force and effect and is hereby ratified and confirmed.

          (iii) The execution, delivery and performance of this Eleventh Amendment shall not, except as expressly provided herein, constitute a waiver of any provision of, or operate as a waiver of any right, power or remedy of the Holders under, the Note Purchase Agreement.

     4.2  HEADINGS.  Section and subsection headings in this Eleventh Amendment
          --------
are included herein for convenience of reference only and shall not constitute a part of this Eleventh Amendment for any other purpose or be given any substantive effect.

     4.3  APPLICABLE LAW.  THIS ELEVENTH AMENDMENT SHALL BE GOVERNED BY, AND
          --------------
SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES.

     4.4  COUNTERPARTS; EFFECTIVENESS.  This Eleventh Amendment shall be deemed
          ---------------------------
effective between GE and the Company as of the date first written above, and shall be deemed effective between DVI and the Company as of the date written below opposite DVI's signature. This Eleventh Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document.

          IN WITNESS WHEREOF, the parties hereto have caused this Eleventh Amendment to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

"COMPANY"                      ALLIANCE IMAGING, INC., A DELAWARE CORPORATION


                               By:  ______________________________
                               Title: ______________________________


"GE"                            GENERAL ELECTRIC COMPANY, A NEW YORK CORPORATION


                               By:  ______________________________
                               Title: ______________________________


"DVI"                          DVI FINANCIAL SERVICES INC., A DELAWARE
                               CORPORATION

DVI effective
date:  March 27, 1997

                               By:  ______________________________
                               Title: ______________________________